                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                   DVI, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                                   DVI, INC.
                                 2500 YORK ROAD
                          JAMISON, PENNSYLVANIA 18929
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 29, 2000
                            ------------------------

To the Stockholders of DVI, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of DVI, Inc. (the "Company") will be held at the Sutton Place Hotel, 21 East Bellevue Place, Chicago, Illinois 60611, on Wednesday, November 29, 2000, at 9:00 a.m., local time, for the following purposes:

        1. To elect six directors to constitute the Board of Directors, each to serve until the next annual meeting of Stockholders;

        2. To ratify the appointment of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending June 30, 2001; and

        3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The close of business on October 9, 2000 has been fixed as the record date for the determination of all stockholders entitled to receive notice of the Annual Meeting and to vote at such meeting or any adjournment thereof.

     Holders of a majority of the outstanding shares of the Company's Common Stock must be present either in person or by proxy in order for the meeting to be held and it is important that your stock be represented regardless of the number of shares you hold. If you do not expect to attend the meeting, or if you do plan to attend but wish to vote by proxy, please date, sign and mail promptly the enclosed proxy for which a return envelope is provided.

                                          By Order of the Board of Directors

                                          /s/ Melvin C. Breaux
                                          MELVIN C. BREAUX
                                          Secretary

Dated: October 30, 2000

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ADDRESSED ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                                   DVI, INC.
                                 2500 YORK ROAD
                          JAMISON, PENNSYLVANIA 18929
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 29, 2000
                            ------------------------

     The Board of Directors of DVI, Inc., a Delaware corporation (the "Company"), is soliciting the enclosed proxy for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting"), to be held on Wednesday, November 29, 2000, at 9:00 a.m., local time, at the Sutton Place Hotel, 21 East Bellevue Place, Chicago, Illinois 60611 and at any adjournment thereof. Whether or not you plan to attend the Annual Meeting, you are requested to date, sign and return the proxy to the Company as promptly as possible in the enclosed envelope. The shares of the Company's common stock, par value $.005 per share (the "Common Stock"), represented by proxies will be voted in accordance with the Board of Directors' recommendations unless the proxy indicates otherwise. Any stockholder giving a proxy may revoke it at any time prior to its use by filing with the Secretary of the Company at the address specified below a written revocation or a proxy bearing a later date, or by voting in person at the Annual Meeting.

     The close of business on October 9, 2000 has been fixed as the record date (the "Record Date") for the determination of the stockholders entitled to receive notice of and to vote at the Annual Meeting. At such date, the Company had outstanding 14,203,040 shares of Common Stock. Each holder of Common Stock on the Record Date will be entitled to one vote for each share registered in such stockholder's name on each of the matters to come before the Annual Meeting. A majority of the outstanding shares of Common Stock will constitute a quorum. A list of stockholders entitled to vote will be available for examination by interested stockholders at the corporate headquarters of the Company, office of the Secretary, 2500 York Road, Jamison, Pennsylvania 18929 during ordinary business hours from October 9, 2000 to the date of the Annual Meeting.

     If a stockholder furnishes a proxy but directs the proxy holder to abstain from voting some or all of the shares covered by the proxy on a proposal described in this Proxy Statement, that abstention will have the same effect as voting those shares against the proposal. If shares registered in the name of a broker or other "street name" nominee are voted only as to certain matters before the Annual Meeting and not as to others, because the beneficial owner has not provided voting instructions or the broker has failed to exercise discretionary voting power (commonly referred to as "broker non-votes"), that will have the same effect as voting those shares against the proposal as to which the broker does not vote. The Company expects that under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers will have the authority to vote on all the proposals described in this Proxy Statement if they do not receive instructions from the beneficial owners of those shares. Shares that are the subject of abstentions and broker non-votes are required to be counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

     The approximate date on which this Proxy Statement and form of proxy is first being sent or given to the Company's stockholders is October 30, 2000.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Six Directors are to be elected at the Annual Meeting of Stockholders to serve one-year terms until the 2001 Annual Meeting of Stockholders and until their respective successors are elected and shall qualify. The persons named in the accompanying proxy intend to vote for the election of the nominees identified below unless authority to vote for one or more of such nominees is specifically withheld in the proxy. All of the nominees are currently directors of the Company and were elected Directors at the 1999 Annual Meeting of Stockholders. The Board of Directors is informed that all the nominees are willing to serve as Directors, but if any of them should decline to serve or become unavailable for election as a Director at the meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of Directors accordingly.

     Directors shall be elected by a majority of the votes cast, in person or by proxy, at the Annual Meeting.

                             THE BOARD OF DIRECTORS

     The following table sets forth information concerning the Company's nominees for Director:

NAME:                                   AGE:                  POSITION:
-----                                   ----                  ---------
Gerald L. Cohn........................   71     Director since 1986
John E. McHugh........................   71     Director since 1990
Michael A. O'Hanlon...................   53     Chief Executive Officer since 1995 and
                                                Director since 1993
Nathan Shapiro........................   64     Director since 1995
William S. Goldberg...................   42     Director since 1995
Harry T.J. Roberts....................   66     Director since 1996

     Mr. Cohn is a Director of the Company and has served in that capacity since 1986. Mr. Cohn is a private investor and consultant. Mr. Cohn presently serves as a director of Niagara Steel Corporation and Diametrics Medical Corporation. In addition to his responsibilities as a Director, Mr. Cohn is also an employee of the Company and serves on the Company's senior credit committee. Mr. Cohn is the father of Cynthia J. Cohn, a Company Vice President.

     Mr. McHugh is a Director of the Company and has served in that capacity since 1990. Mr. McHugh was formerly the President of, and now serves in a marketing and public relations capacity with, James McHugh Construction Company, a firm he has been associated with since 1954.

     Mr. O'Hanlon is the Company's Chief Executive Officer since November 1995 and the Company's President since September 1994. Mr. O'Hanlon became a Director in November 1993. From the time Mr. O'Hanlon joined the Company in March 1993 until September 1994 he served as an Executive Vice President of the Company. Before joining the Company he served for nine years as President and Chief Executive Officer of Concord Leasing, Inc., a major source of medical, aircraft, ship and industrial equipment financing. Previously, Mr. O'Hanlon was a senior executive with Pitney Bowes Credit Corporation.

     Mr. Shapiro is a Director of the Company and has served in that capacity since 1995. Mr. Shapiro is a founder and the President of SF Investments, Inc., a registered broker/dealer in business since 1972. Since 1979 he has been a director of Baldwin & Lyons, Inc., a publicly traded property and casualty insurance company. Mr. Shapiro is also the Chairman of the Investment Committee of Baldwin & Lyons, Inc. He is a trustee for Alleghany Funds, a family of mutual funds sponsored by Chicago Trust Company.

     Mr. Goldberg is a Director of the Company and has served in that capacity since 1995. Mr. Goldberg is currently Managing Director of GKH Partners, L.P., a private equity investment and venture capital partnership with which he has been involved since 1988. Mr. Goldberg is current or former director and/or executive officer of several public and privately-owned companies controlled by GKH Partners, L.P.

     Mr. Roberts is a Director of the Company and has served in that capacity since 1996. In addition to his responsibilities as a Director, Mr. Roberts also is an employee of the Company. Mr. Roberts has held senior positions in international banking for the past thirty-five years.

COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended June 30, 2000, the Company paid $2,500 to each director other than Mr. O'Hanlon for each meeting attended in person. During the fiscal year ended June 30, 2000, the Board of Directors met a total of four times.

     Each of the incumbent directors attended all meetings of the Board and committees of which he was a member held during the period he served on the Board or such committee.

     The Board of Directors has a standing Audit Committee and a Compensation Committee. The Board has no nominating committee.

     The Audit Committee consists of Messrs. Goldberg, McHugh and Shapiro and makes recommendations concerning the engagement of the Company's independent auditors, consults with the independent auditors concerning the audit plan and thereafter concerning the auditor's report and management letter. During the fiscal year ended June 30, 2000, the Audit Committee met twice.

     The Compensation Committee consists of Messrs. Cohn, Goldberg, McHugh and Roberts and met one time as a separate committee during the fiscal year ended June 30, 2000 and also met in the normal course of each of the four Board of Directors' meetings. The Compensation Committee reviews the annual compensation rates of the officers and key employees of the Company, administers the Company's compensation plans and makes recommendations in connection with such plans.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the personal liability of a Director of the Company for monetary damages for breach of fiduciary duty of care as a Director. Liability is not eliminated for (i) any breach of the Director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to
Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the Director derived an improper personal benefit.

SECTION 16(a) OF THE EXCHANGE ACT-BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's Directors, executive officers and any persons holding 10% or more of the Company's Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC") on reports known as forms 3, 4 or 5, as applicable, and to furnish the Company with copies of such report. Specific due dates for these reports have been established and the Company is required to report in this report any failure to file on a timely basis by such persons. Based solely upon a review of copies of forms 3, 4 and 5 furnished to the Company during the fiscal year ended June 30, 2000, all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Cohn, Goldberg, McHugh and Roberts. No Directors other than those currently serving on the Board of Directors served as members of the Compensation Committee during the last completed fiscal year. No member of that Committee, other than Messrs. Cohn and Roberts, was an officer or employee of the Company or any of its subsidiaries during the year. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years 2000, 1999, and 1998 of (i) the Company's Chief Executive Officer and (ii) the four most highly compensated executive officers who were serving as executive officers at the end of the 2000 fiscal year.

                                                                                 LONG-TERM
                                                                            COMPENSATION AWARDS
                                            ANNUAL COMPENSATION           -----------------------
                                     ----------------------------------   RESTRICTED   SECURITIES
                                                           OTHER ANNUAL     STOCK      UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY     BONUS     COMPENSATION     AWARDS      OPTIONS     COMPENSATION
---------------------------   ----   --------   --------   ------------   ----------   ----------   ------------
Michael A. O'Hanlon.........  2000   $311,538   $350,000      N/A            N/A        100,000       $ 5,265(2)
President, Chief Executive    1999    301,154    250,000      N/A            N/A        100,000         8,188(3)
Officer and Director          1998    301,154    200,000      N/A            N/A        100,000         4,322(4)
Steven R. Garfinkel.........  2000   $238,846   $125,000      N/A            N/A        100,000       $ 4,926(5)
Executive Vice President and  1999    230,885    125,000      N/A            N/A        100,000         4,495(6)
Chief Financial Officer       1998    225,808     73,000      N/A            N/A         50,000         2,264(4)
Richard E. Miller...........  2000   $241,972   $175,000      N/A            N/A        100,000       $ 5,111(7)
Executive Vice President      1999    230,885    125,000      N/A            N/A        100,000         6,981(8)
                              1998    193,303     77,000      N/A            N/A         50,000         4,070(4)
Anthony J. Turek............  2000   $228,462   $100,000    $109,370         N/A         75,000       $ 4,927(9)
Executive Vice President      1999    215,769    100,000      N/A            N/A         75,000         4,470(10)
                              1998    193,154     60,000      N/A            N/A         50,000         2,197(4)
Jozef Osten(1)..............  2000   $279,796   $ 40,000      N/A            N/A         15,000       $19,498(11)
Vice President                1999    292,800        -0-      N/A            N/A         15,000         5,174(12)
                              1998        -0-        -0-      N/A            N/A            -0-           -0-

---------------
 (1) Mr. Osten became an employee of the Company on June 1, 1998.

 (2) Includes a $2,625 matching contribution made by the Company to the officer's Employee Savings Plan Account. The remainder represents life insurance premiums paid by the Company on behalf of the officer.

 (3) Includes a $2,500 matching contribution made by the Company to the officer's Employee Savings Plan Account. The remainder represents life insurance premiums paid by the Company on behalf of the officer.

 (4) Includes a $500 matching contribution made by the Company to the officer's Employee Savings Plan Account. The remainder represents life insurance premiums paid by the Company on behalf of the officer.

 (5) Includes a $2,497 matching contribution made by the Company to the officer's Employee Savings Plan Account. The remainder represents life insurance premiums paid by the Company on behalf of the officer.

 (6) Includes a $1,110 matching contribution made by the Company to the officer's Employee Savings Plan Account. The remainder represents life insurance premiums paid by the Company on behalf of the officer.

 (7) Includes a $2,680 matching contribution made by the Company to the officer's Employee Savings Plan Account. The remainder represents life insurance premiums paid by the Company on behalf of the officer.

 (8) Includes a $1,545 matching contribution made by the Company to the officer's Employee Savings Plan Account. The remainder represents life insurance premiums paid by the Company on behalf of the officer.

 (9) Includes a $2,601 matching contribution made by the Company to the officer's Employee Savings Plan Account. The remainder represents life insurance premiums paid by the Company on behalf of the officer.

(10) Includes a $1,151 matching contribution made by the Company to the officer's Employee Savings Plan Account. The remainder represents life insurance premiums paid by the Company on behalf of the officer.

(11) Includes a $1,154 matching contribution made by the Company to the officer's Employee Savings Plan Account. Of the remainder, $2,640 represents life insurance premiums paid by the Company on behalf of the officer and $15,704 represents payments by the Company into the officer's pension account.

(12) Includes a $1,846 matching contribution made by the Company to the officer's Employee Savings Plan Account. The remainder represents life insurance premiums paid by the Company on behalf of the officer.

                       OPTION GRANTS IN 2000 FISCAL YEAR

     During the fiscal year ended June 30, 2000, options to purchase an aggregate of 390,000 shares of Common Stock were granted to the executive officers listed in the Summary Compensation Table. The options granted through June 30, 2000 are included in the following table; any grants made after that date are not included.

                                                                                     POTENTIAL REALIZABLE VALUE
                             NUMBER OF     PERCENT OF                                AT ASSUMED ANNUAL RATES OF
                             SECURITIES   TOTAL OPTIONS                               STOCK PRICE APPRECIATION
                             UNDERLYING    GRANTED TO     EXERCISE OF                     FOR OPTION TERM
                              OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION   --------------------------
NAME                          GRANTED      FISCAL YEAR     ($/SHARE)       DATE        5% ($)         10% ($)
----                         ----------   -------------   -----------   ----------   -----------    -----------
Michael A. O'Hanlon.......    100,000        11.41%         16.9375       7/8/09      1,065,190      2,699,401
Steven R. Garfinkel.......    100,000        11.41%         16.9375       7/8/09      1,065,190      2,699,401
Richard E. Miller.........    100,000        11.41%         16.9375       7/8/09      1,065,190      2,699,401
Anthony J. Turek..........     75,000         8.56%         16.9375       7/8/09        798,893      2,024,551
Jozef Osten...............     15,000         1.71%         16.9375       7/8/09        159,779        404,910

                    AGGREGATED OPTION EXERCISES IN THE LAST
               FISCAL YEAR END AND FISCAL-YEAR-END-OPTION-VALUES

     The following table sets forth further information for the executive officers listed in the Summary Compensation Table with respect to previously granted options. The options granted through June 30, 2000 are included in the following table; any grants made after that date are not included.

                                                              NUMBER OF SHARES
                                                                 UNDERLYING               VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                           SHARES                            FISCAL YEAR-END (#)         FISCAL YEAR-END ($)(1)
                         ACQUIRED ON        VALUE        ---------------------------   ---------------------------
NAME                      EXERCISE     REALIZED ($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   ---------------   -----------   -------------   -----------   -------------
Michael A. O'Hanlon....       -0-          N/A             219,999        200,001       $827,041        $56,334
Steven R. Garfinkel....       -0-          N/A             106,666        183,334        138,416         44,834
Richard E. Miller......       -0-          N/A             161,666        183,334        570,291         44,834
Anthony J. Turek.......    10,000       $109,370           118,333        141,667        385,500         36,500
Jozef Osten............       -0-          N/A               5,000         25,000          2,500          5,000

---------------
(1) Represents the difference between the closing price of the Company's Common Stock on June 30, 2000 and the exercise price of the options that were exercisable as of that date times the number of exercisable options.

EMPLOYMENT AGREEMENTS AND INCENTIVE COMPENSATION

     The Company has not entered into any employment agreements with any of its executive officers and, other than the Company's 1986 Stock Option Plan, the 1996 Stock Option Plan and the DVI, Inc. 1995 Stock Bonus Plan (the "Stock Bonus Plan") described below, the Company has no long-term incentive compensation plan. The Company, however, does provide short-term incentive compensation to certain of its employees, including its officers and executive officers, through the award of quarterly and/or annual bonuses based upon certain agreed-upon performance criteria.

     1996 STOCK OPTION PLAN. The Board of Directors adopted the 1996 Stock Option Plan in 1997 and the stockholders of the Company adopted the 1996 Stock Option Plan at the 1997 Annual Meeting and ratified certain option grants previously made under the 1996 Stock Option Plan. The purpose of the 1996 Stock Option Plan is to authorize the grant of (i) non-qualified stock options and
(ii) incentive stock options (collectively, "Options") to eligible employees, consultants and directors of the Company or any of its subsidiaries.

     The 1996 Stock Option Plan is administered by the Compensation Committee of the Board of Directors and such committee has exclusive authority to authorize the granting of Options. The maximum total number of shares of Common Stock which may be made the subject of Options granted under the 1996 Stock Option Plan, as amended by an amendment approved by the shareholders at the Annual Meeting of shareholders held on October 29, 1999, is 2,700,000. As of the date hereof Options representing 2,383,463 shares of Common Stock are outstanding under the 1996 Option Plan. In addition, there are options representing 385,834 shares of Common Stock outstanding under the Company's 1986 Stock Option Plan, the predecessor plan to the 1996 Stock Option Plan; the 1986 Stock Option Plan has expired and no more options may be issued under that plan. Under the 1996 Stock Option Plan and the 1986 Stock Option Plan, the number of shares which may be issued on exercise of Options is subject to adjustment by reason of stock splits or other similar capital events.

     The Options will have exercise prices not less than 100% of the fair market value of the Common Stock at the date of grant. The holder of the Option is able to exercise the Option from time to time as specified in the particular Option. The expiration date of an Option is determined by the Compensation Committee but shall be no later than ten years from the date of grant. Options are not transferable under the 1996 Stock Option Plan other than by will or the laws of descent and distributions and (other than with respect to incentive stock options) as otherwise provided by the Compensation Committee.

     THE STOCK BONUS PLAN. Pursuant to the Stock Bonus Plan, the Company has agreed, subject to the discretion of the Compensation Committee, to issue from time to time an aggregate of not more than 200,000 shares of Common Stock of the Company to certain of its employees. Under the Plan, no shares of Bonus Stock can be issued until the earlier to occur of (x) such time as the fair market value of the Company's Common Stock is $16.00 per share or higher for 30 consecutive calendar days at any time before December 31, 2000, and (y) there is an event or series of events that constitutes a sale of the Company and the consideration to be received per share of Common Stock is $13.00 or more. The condition under x has been satisfied. The employee must have been employed by the Company during such 30 day period to be eligible to receive shares of Common Stock. As of the date hereof no shares of Common Stock have been issued pursuant to the Stock Bonus Plan.

     SEVERANCE AGREEMENTS. On November 20, 1995 the Company entered into a Severance Agreement (the "Higgins Severance Agreement") with David L. Higgins, the Company's former Chairman and Chief Executive Officer, pursuant to which Mr. Higgins agreed to continue to perform certain consulting and other services for the Company through December 1, 1997 (the "Initial Termination Date"). Pursuant to the Higgins Severance Agreement the Company agreed (i) to pay Mr. Higgins an aggregate of $275,000 through the Initial Termination Date, in installments consistent with the Company's regular payroll schedule; (ii) to provide Mr. Higgins, at the Company's sole expense, with healthcare and life insurance benefits consistent with those provided to the Company's executive officers to the Initial Termination Date; and (iii) to reimburse Mr. Higgins for certain expenses incurred by him while performing services for the Company prior to the Initial Termination Date. On November 26, 1997 the Company and Mr. Higgins amended the Higgins

Severance Agreement to provide that Mr. Higgins would receive an additional $50,000 for providing certain consulting services to the Company through December 1, 1998 and to extend the Initial Termination Date to December 1, 1998. The Higgins Severance Agreement was further amended on November 30, 1998 to provide for the continuation of Mr. Higgins' consulting services to the Company through December 1, 2000 and the continuation of the $50,000 annual payment and benefits during that period.

     CHANGE-OF-CONTROL AGREEMENTS. In agreements dated as of December 31, 1999, the Company entered into change-of-control agreements with each of Michael A. O'Hanlon, Steven R. Garfinkel, Richard E. Miller and Anthony J. Turek, four of the Company's executive officers. These agreements, which are identical in form, set forth the terms under which each of these executive officers would continue to receive their respective salaries, bonuses and employee benefits following a change-of-control of the Company resulting in the termination of their employment, or under certain circumstances, if they were to leave the Company as a result of the change-of-control. In the event the Company terminates one of these executive officers subsequent to or as a result of the change-of-control, this individual will continue receiving salary and bonuses as well as group medical and dental plan coverage for himself and his immediate family for a three-year period. The agreements guarantee each of these executive officers a retention bonus equivalent to one-half of the average of the last two bonuses paid to that individual if he continues to be employed by the Company for at least six months following the change-of-control. The agreements prohibit each of the executive officers named above from competing with the Company for a one-year period following the termination of their employment and from disclosing, other than in connection with their respective positions, any information about the Company relating to its products and materials, know-how, customers, business plans or other proprietary matters during or at any time subsequent to their employment by the Company.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     This report of the Compensation Committee shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     A publicly held corporation may not, subject to limited exceptions, deduct for federal income tax purposes certain compensation paid to certain executives in excess of $1 million in any taxable year (the "Deduction Limitation"). It is not expected that compensation to executives of the Company will exceed the Deduction Limitation in the foreseeable future, and, therefore, the Company generally has not attempted to qualify any of its compensation plans, programs and arrangements for any of the exceptions to the Deduction Limitation.

OVERVIEW AND PHILOSOPHY

     Messrs. Cohn, Goldberg, McHugh and Roberts, sitting as the Compensation Committee (the "Committee"), are responsible for developing the Company's executive compensation policies. The Committee determines the compensation to be paid to the Chief Executive Officer and each of the other executives of the Company. The Committee is responsible for setting and administering the policies which govern annual compensation, the Stock Option Plan, and determination of bonuses for executives.

     There are three elements in the Company's executive compensation program:

     - Base salary compensation.

     - Short-term incentive compensation (bonuses).

     - Long-term incentive compensation (stock options).

     In designing its compensation programs, the Company believes that executive compensation should reflect the value created for stockholders and support the Company's strategic goals. Specifically, the objectives of the program are as follows:

     - Attract and retain key executives important to the long-term success of the Company.

     - Provide incentives for performance with respect to the goals established for each executive by management.

     - Provide incentives for performance with respect to the Company's goals.

     - Align the executive's interests with those of the Company's stockholders through participation in stock-based plans.

     - Reward individuals for outstanding contributions to the Company's success.

     The executive compensation program provides an overall level of compensation opportunity that is competitive within the medical equipment finance industry. Actual compensation levels may be greater or less than average competitive levels in other companies based upon annual and long-term Company performance as well as individual performance.

                     EXECUTIVE OFFICER COMPENSATION PROGRAM

BASE SALARY AND SHORT-TERM INCENTIVE COMPENSATION

     The Company's general approach to base salary and short-term incentive compensation is to pay salaries which when combined with bonuses are competitive with the salaries and bonuses paid to executives of other companies in the medical equipment finance industry based upon the individual's experience and past and potential contribution to the Company. As described in the Company's Proxy Statement, the base salary for the Company's executive officers for fiscal year 2000 reflects levels deemed by the Company to have been appropriate in view of the prior and expected contribution of the executives to the Company's development. The Company believes that a significant part of the overall compensation paid to executives should consist of bonuses paid annually or quarterly based on the ability of the executive to achieve specified Company, departmental and individual goals.

STOCK OPTION PLAN

     The Board of Directors and the Committee believe that stock ownership is a significant incentive in building stockholder wealth and aligning the interest of employees and stockholders. Stock options will only have value if the Company's stock price increases. In addition, the Company's stock options utilize vesting periods to encourage key employees to continue in the employ of the Company. The Stock Option Plan authorizes the Committee to award key employees stock options at exercise prices, vesting schedules and with terms established by the Committee.

                                          Compensation Committee
                                            Gerald L. Cohn
                                            William S. Goldberg
                                            John E. McHugh
                                            Harry T.J. Roberts
October 30, 2000

PRICE PERFORMANCE GRAPH

     Set forth below is a line graph comparing the Company's total stockholder return on Common Stock with the S&P 500 Index, and a Peer Group Index, weighted by market equity capitalization, as of the market close on June 30, 1995 through the end of the fiscal year ended June 30, 2000. The Peer Group consists of publicly traded specialty finance companies, selected by the Company in good faith. The companies selected are the Finova Group Inc., Household International Inc., Comdisco Inc., the CIT Group, Inc. and Prime Capital Corporation. Leasing Solutions, Inc., which was previously a member of the Company's Peer Group, has been replaced by the CIT Group, Inc., as information regarding trading in the securities of Leasing Solutions, Inc. is no longer publicly available. Cumulative total returns are calculated assuming that $100 was invested on June 30, 1995 in each of the Common Stock, the S&P 500 Index, the Old Peer Group Index and the New Peer Group Index, and that all dividends were reinvested.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                      AMONG DVI, INC., THE S&P 500 INDEX,
                     A NEW PEER GROUP AND AN OLD PEER GROUP
[PERFORMANCE CHART]

                                             DVI, INC.            S&P 500 INDEX          NEW PEER GROUP         OLD PEER GROUP
                                             ---------            -------------          --------------         --------------
1995                                            100                    100                    100                    100
1996                                            130                    120                    150                    150
1997                                            120                    175                    240                    240
1998                                            220                    220                    330                    330
1999                                            148                    270                    325                    325
2000                                            145                    290                    260                    270

                DATA PERIOD: JUNE 30, 1995 THROUGH JUNE 30, 2000

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth information regarding beneficial ownership of shares of Common Stock as of September 30, 2000 by each stockholder known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, each director, each of the officers named in the Summary Compensation Table and all directors and executive officers as a group. Persons named in the following table have sole voting and investment powers with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and other information contained in the footnotes to the table. Information with respect to beneficial ownership is based upon the Company's Common Stock records and data supplied to the Company or the SEC by certain stockholders.

                                                AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP                                  PERCENT OF CLASS
------------------------------------            --------------------                                  ----------------
Gerald L. Cohn***.............................         423,805(1)(2)(3)(4)                                  2.98
Steven R. Garfinkel***........................         193,699(5)                                           1.36
William S. Goldberg***........................          28,333(4)                                              *
John E. McHugh***.............................          58,733(1)(4)(6)                                        *
Richard E. Miller***..........................         256,428(7)(8)                                        1.81
Michael A. O'Hanlon***........................         474,287(9)(10)                                       3.34
Harry T. J. Roberts***........................          30,333(4)                                              *
Nathan Shapiro***.............................          85,533(4)                                              *
Anthony J. Turek**............................         232,400(11)                                          1.64
Jozef Osten****...............................          15,000(12)                                             *
Ronald Baron*****.............................       2,829,950(13)                                         19.92
CIBC Trust Company (Bahamas) Limited******....       2,540,720(14)(15)                                     17.89
Walter F. Harrison, III and
  Lewis M. Eisenberg*******...................         887,580(16)                                          6.25
Dimensional Fund Advisors Inc.********........       1,082,400(17)                                          7.62
Wanger Asset Management L.P.*********.........         970,000(18)                                          6.83
All directors & executive officers as a group
  (14 persons)................................       2,128,448(1)(2)(3)(4)(5)(6)(7)                        14.99
                                                              (8)(9)(10)(11)(12)(19)

---------------
*           Less than 1%

**          4041 MacArthur Boulevard, Suite 401, Newport Beach, California 92660

***        2500 York Road, Jamison, Pennsylvania 18929

****       77 Cornhill, London EC3V 3QQ, United Kingdom

*****      767 Fifth Avenue, New York, New York 10153

******     P.O. Box N-3933, Nassau, Bahamas

*******   126 East 56th Street, 25th Floor, New York, New York 10022

********  1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401

********* 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606

      (1) Includes 10,000 shares of Common Stock which may be purchased on the exercise of warrants granted to certain directors of the Company.

      (2) Does not include (a) 56,500 shares of Common Stock held of record by Cynthia J. Cohn, who is a Vice President of the Company and one of Mr. Cohn's daughters, in her individual capacity and as trustee of the Cynthia J. Cohn Revocable Trust and (b) 9,750 shares of Common Stock held of record by a trust established for the benefit of Clayton Schmidt, Mr. Cohn's grandchild, as to all of which Mr. Cohn disclaims any beneficial interest.

      (3) Includes 75,472 shares of Common Stock which may be exercised upon conversion of $800,000 of the Company's 9 1/8% Convertible Subordinated Notes due 2002.

      (4) Includes 28,333 shares of Common Stock which may be purchased on the exercise of stock options.

      (5) Includes 189,999 shares of Common Stock which may be purchased on the exercise of stock options.

      (6) Does not include 2,000 shares of Common Stock held of record by Mr. McHugh's wife, as to which Mr. McHugh disclaims beneficial ownership.

      (7) Includes 244,999 shares of Common Stock which may be purchased on the exercise of stock options.

      (8) Includes 429 shares of Common Stock held through the Employee Savings Plan.

      (9) Includes 319,999 shares of Common Stock which may be purchased on the exercise of stock options.

     (10) Includes 1,988 shares of Common Stock held through the Employee Savings Plan.

     (11) Includes 195,000 shares of Common Stock which may be purchased on the exercise of stock options.

     (12) Includes 5,000 shares of Common Stock which may be purchased on the exercise of stock options.

     (13) According to a Schedule 13G filed with the Securities and Exchange Commission on March 8, 2000, Mr. Baron holds an aggregate of 2,829,950 shares of Common Stock directly or as a controlling person of certain entities. Mr. Baron possesses sole voting and investment power over 200,050 shares and shared voting and investment power over 2,629,900 shares. Mr. Baron disclaims beneficial ownership of shares held by his controlled entities to the extent such shares are held by controlled entities or the investment advisory clients of such entities.

     (14) Held by Canadian Imperial Bank of Commerce Trust Company (Bahamas) Limited ("CIBC"), as trustee of trusts for the benefit of the grandchildren of A.N. Pritzker, deceased. Does not include 56,339 shares of Common Stock owned by a partnership comprised of trusts for the benefit of members of the Pritzker Family. CIBC is not the trustee of such trusts. As used herein, the term "Pritzker Family" refers to the lineal descendants of Nicholas J. Pritzker, deceased.

     (15) Includes 716,981 shares of Common Stock held by CIBC, as trustee for certain trusts which may be exercised upon conversion of $7,600,000 of the Company's 9 1/8% Convertible Subordinated Notes due 2002.

     (16) According to a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2000, Mr. Harrison and a Mr. Lewis M. Eisenberg hold an aggregate of 887,580 shares of Common Stock as controlling persons of Granite Capital International Group and its affiliated companies. Messrs. Harrison and Eisenberg each possess shared voting and investment power over these shares of Common Stock.

     (17) According to a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2000, as of December 31, 1999, Dimensional Fund Advisors Inc. ("Dimensional"), in its role as investment advisor or manager to several investment companies, trusts and accounts, possesses sole voting and investment power over 1,082,400 shares of Common Stock. Dimensional disclaims beneficial ownership of all such shares.

     (18) According to a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2000, as of December 31, 1999, Wanger Asset Management L.P. held an aggregate of 970,000 shares of Common Stock over which it possesses shared voting and investment power.

     (19) Includes 134,164 shares which may be purchased on the exercise of stock options, in addition to those shares that may be purchased on the exercise of options and warrants and upon conversion of certain notes set forth in footnotes (1), (3), (4), (5), (7), (9), (11) and
           (12).

                              CERTAIN TRANSACTIONS

     EMPLOYMENT ARRANGEMENTS. Gerald L. Cohn and Harry T.J. Roberts, who are directors of the Company, also act as employees and advisors to the Company. During the Company's 2000 fiscal year Messrs. Cohn and Roberts were paid $114,231 and $124,616, respectively for the provision of such services.

     FACILITIES LEASE. The Company's principal executive offices located in Jamison, Pennsylvania are leased from Mr. Walter S. Smerconish, who is the step-son of one of the directors of the Company. During the 2000 fiscal year the Company paid rent of approximately $434,802 to Mr. Smerconish. On July 10, 2000, the Company relocated to a new 62,785 square foot headquarters building owned by Mr. Smerconish pursuant to a ten-year lease. The initial annual base rent for the new headquarters building is $1,004,560. The Company's growth necessitated this move to a larger building.

     OFFICER LOANS. As of the date hereof, Michael A. O'Hanlon, the Company's President and Chief Executive Officer and a member of the Board of Directors of the Company, has loans outstanding from the Company in the aggregate principal amount of $510,000. Of that amount, $285,000 was borrowed for Mr. O'Hanlon's personal use and bears interest at 6%. In addition, during 1998 the Company loaned Mr. O'Hanlon, Richard E. Miller, an Executive Vice President of the Company, and Anthony J. Turek, an Executive Vice President of the Company, $200,000, $150,000 and $124,724, respectively, in connection with purchases of Company Common Stock by these officers. Mr. Turek has additional indebtedness to the Company for personal purposes in the aggregate principal amount of $118,152. Each of the loans is outstanding in full as of the date hereof and bears interest at 6%, payable quarterly, except that the interest on Mr. O'Hanlon's loans is payable annually.

VOTE REQUIRED; BOARD RECOMMENDATION

     The Board of Directors unanimously recommends that you vote FOR the election of each nominee specified in this proposal. Proxies solicited by the Board of Directors will be voted for the nominees specified in this proposal unless authority to vote for one or more of such nominees is specifically withheld in the proxy. The affirmative vote of a majority of the shares of Common Stock present and voting in person or by proxy at the Annual Meeting is required for the election of each nominee specified in this proposal.

                                   PROPOSAL 2

                 PROPOSAL TO RATIFY APPOINTMENT OF ACCOUNTANTS

     The Company proposes to select Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending June 30, 2001. Deloitte & Touche LLP has been the independent accountants for the Company since May 1987. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

VOTE REQUIRED; BOARD RECOMMENDATION

     The Board of Directors unanimously recommends that you vote FOR the ratification of Deloitte & Touche LLP as the Company's independent certified public accountants. Proxies solicited by the Board of Directors will be voted for the proposal unless a vote against the proposal or an abstention is specifically indicated. The affirmative vote of a majority of the outstanding shares of Common Stock present and voting in person or by proxy at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report to Stockholders for the fiscal year ended June 30, 2000 (the "Annual Report"), which has been delivered separately to stockholders, contains the consolidated financial statements of the Company. Such consolidated financial statements, including the notes thereto and management's discussion and analysis of financial condition and results of operations (collectively, the "Financial Statements"), are incorporated by reference herein and are considered a part of the Company's proxy soliciting material. Except for the Financial Statements, the Annual Report is not incorporated in this Proxy Statement and is not considered a part of the Company's proxy soliciting material.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     The Company has received no stockholder proposals to be voted on at this meeting. Appropriate stockholder proposals which are intended to be presented at the 2001 Annual Stockholders' Meeting must be received by the Company no later than July 3, 2001 to be considered for possible inclusion in the proxy materials, and must comply with the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

                                 OTHER MATTERS

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     This report of the Audit Committee shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Board of Directors adopted a written Audit Committee Charter on May 19, 2000. All members of the Audit Committee are independent as defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards.

     The Audit Committee has reviewed and discussed with the Company's management and the Company's independent auditors the audited financial statements of the Company contained in the Company's fiscal 2000 Annual Report. The Audit Committee has also discussed with the Company's independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, AU sec. 380). The Audit Committee has received the written disclosures and the letter from the Company's independent accountants required by Independence Standards Board Standard No. 1 (titled, "Independence Discussions with Audit Committees") and has discussed with the Company's independent auditors such independent auditor's independence.

     Based on the review and discussions described in the immediately preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements included in the Company's fiscal 2000 Annual Report be included in that report, which is incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, filed with the U.S. Securities and Exchange Commission.

                                          Audit Committee
                                            William S. Goldberg
                                            John E. McHugh
                                            Nathan Shapiro

EXPENSES

     All expenses in connection with the solicitation of proxies will be paid by the Company. The Company will pay brokers, nominees, fiduciaries or other custodians for their reasonable expenses in sending proxy materials to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies primarily by mail, but directors, officers and other employees of the Company may also solicit proxies in person or by telephone, facsimile, or telegraph.

     As of the date of this Proxy Statement, the management has no knowledge of any matters to be presented at the meeting other than those referred to above. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Melvin C. Breaux
                                          MELVIN C. BREAUX
                                          Secretary

October 30, 2000

     STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S 2000 ANNUAL REPORT ON FORM 10-K BY SENDING A WRITTEN REQUEST TO INVESTOR RELATIONS, DVI, INC., 2500 YORK ROAD, JAMISON, PENNSYLVANIA 18929.

                                                            PROXY

                                   DVI, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 29, 2000

     The undersigned hereby constitutes and appoints Michael A. O'Hanlon and Melvin C. Breaux, or either of them, attorneys and proxies of the undersigned with full power of substitution to vote all shares of Common Stock of DVI, Inc. (the "Company")owned or held by the undersigned at the Annual Meeting of Stockholders of the Company to be held at Sutton Place Hotel, 21 East Bellevue Place, Chicago, Illinois 60611, on Wednesday, November 29, 2000, at 9:00 a.m. and at any adjournment thereof.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
      PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

                Please Detach and Mail in the Envelope Provided


A [X] Please mark your
      votes as in this
      example.

       The Board of Directors recommends a vote "FOR ALL NOMINEES"

       FOR ALL NOMINEE                                   NOMINEES: G. Cohn
   listed at right (except                                         J. McHugh
      as marked to the              WITHHOLD AUTHORITY             M O'Hanlon
      contrary at right)         to vote for all nominees          N. Shapiro
            [  ]                         [  ]                      W. Goldberg
                                                                   H. Roberts

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list at right.



                                                     FOR   AGAINST   ABSTAIN
ITEM 2. To ratify the appointment of Deloitte &      [  ]   [  ]       [  ]
        Touche LLP as independent public
        accountants for the Company for the
        fiscal year ending June 30, 2001.

ITEM 3. To transact such other business as may properly come before the Annual
        Meeting or any adjournment thereof.

     THE PROXY HOLDERS ARE DIRECTED TO VOTE AS SET FORTH ABOVE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED AND DATED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" IN ITEM 2 AND IN ACCORDANCE WITH THE JUDGMENT OF SUCH PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF ANY OF THE NOMINEES FOR DIRECTOR IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXY HOLDERS WILL VOTE FOR SUCH OTHER PERSON OR PERSONS AS THE BOARD OF DIRECTORS MAY RECOMMEND.

     The undersigned hereby acknowledges receipt of the Company's Annual Report to Stockholders and of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting.

Signature(s)                                           Dated:         , 2000
           --------------------------------------------      ----------

NOTE: Please mark, date and sign as your name appears above and return in the enclosed envelope. When signing as an agent, attorney, or fiduciary, or for a corporation or partnership, indicate the capacity in which you are signing. Shares registered in joint names should be signed by each joint tenant or trustee.